EXHIBIT G

FIRST AMENDMENT

FIRST AMENDMENT, dated as of December 22, 2003 (this “Amendment”), to the Credit Agreement, dated as of June 17, 2003 (the “Credit Agreement”), among MAGELLAN MIDSTREAM HOLDINGS, L.P. (f/k/a WEG Acquisitions, L.P.), a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), LEHMAN BROTHERS INC., as exclusive advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

WITNESSETH :

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, loans to the Borrower;

WHEREAS, Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms and subject to the conditions contained in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2. Amendment to Subsection 1.1. (a) The definition of “Applicable Margin”, “Consolidated EBITDA”, “Excess Cash Flow”, “Loan”, “Loan Percentage” and “Required Lenders” contained in Section 1.1 of the Credit Agreement are hereby amended in their respective entireties to read as follows:

“Applicable Margin”: (a) with respect to the Existing Loans, the rate per annum set forth in the Credit Agreement immediately prior to giving effect to the First Amendment and (b) for each Type of Tranche A Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Loans
2.50%	3.50%

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income for such period and (g) any expenses in respect of long term employee incentive compensation payments and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the Statement of Consolidated Net Income, all as determined on a consolidated basis and (c) any amount paid by WEG in cash during the first fiscal quarter of the Reference Period ending prior to such period in respect of long term employee incentive compensation, to the extent that the amount of such cash has not been replaced as of the last day of such period through the sale by WEG of additional equity. For the purposes of calculating Consolidated EBITDA for the fiscal quarter in which the Acquisition occurs and thereafter, adjustments shall be made to income and expenses as set forth on Schedule 1.1. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination required by Sections 2.7(b), 6.1(c), 6.6(c) or 7(l), (i) if at any time during such Reference Period, WEG or any of its Subsidiaries shall have made any Disposition other than in the ordinary course, the Consolidated EBITDA of WEG for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, WEG or any of its Subsidiaries shall have made an asset acquisition other than in the ordinary course, Consolidated EBITDA of WEG and its Subsidiaries for such Reference Period shall be calculated after giving pro forma effect thereto as if such asset acquisition occurred on the first day of such Reference Period.

“Excess Cash Flow”: for any fiscal quarter of the Borrower, the difference, if any, of (a) Borrower Free Cash Flow for such fiscal quarter minus (b) the sum, without duplication, of (i) the aggregate amount of all regularly scheduled principal payments and any optional prepayments, in either case, made in respect of the Loans during such fiscal quarter, but, with respect to fiscal quarter ending December 31, 2003, including any scheduled principal payments made on the Existing Loans during such fiscal quarter, but without taking into account the prepayment of the Existing Loans on the First Amendment Effective Date, (ii) Interest Expense of the Borrower accrued during such fiscal quarter, (iii) any amounts paid in cash by the Borrower during such fiscal quarter in respect of Tax Distributions and (iv) the aggregate amount of any Capital Expenditures made by the Borrower during such fiscal quarter.

“Loan”: the Tranche A Loan.

“Loan Percentage”: the Tranche A Loan Percentage.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the First Amendment Effective Date, the Tranche A Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding

(b) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Existing Lenders”: the several banks and other financial institutions or entities party to this Agreement, as this Agreement was in effect immediately prior to giving effect to the First Amendment.

“Existing Loans”: the loans made by the Existing Lenders to the Borrower on the Closing Date pursuant to Section 2.1 of this Agreement, as this Agreement was in effect immediately prior to giving effect to the First Amendment.

“First Amendment”: the First Amendment, dated as of December 22, 2003, to this Agreement.

“First Amendment Effective Date”: as defined in Section 11 of the First Amendment, which date is December 22, 2003.

“Offering Period”: the period from and including the First Amendment Effective Date to, but excluding, the Offering Termination Date.

“Offering Termination Date”: June 22, 2004.

“Tranche A Commitment”: as to any Tranche A Lender, the obligation of such Tranche A Lender to make a Tranche A Loan to the Borrower hereunder on the First Amendment Effective Date in a principal amount not to exceed the amount set forth under the heading “Tranche A Commitment” opposite such Tranche A Lender’s name on Schedule 1 to the Tranche A Lender Addendum delivered by such Tranche A Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Tranche A Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche A Commitments is $195,255,101.02.

“Tranche A Lender Addendum”: a Tranche A Lender Addendum, substantially in the form of Exhibit A to the First Amendment, to be executed and delivered by such Tranche A Lender on the First Amendment Effective Date as provided in Section 11(c) of the First Amendment.

“Tranche A Lender”: each Lender that has a Tranche A Commitment or that holds a Tranche A Loan.

“Tranche A Loan”: as defined in Section 2.1.

“Tranche A Loan Percentage”: as to any Tranche A Lender at any time, the percentage which such Tranche A Lender’s Tranche A Commitment then constitutes of the aggregate Tranche A Commitments (or, at any time after the First Amendment Effective Date, the percentage which the aggregate principal amount of such Tranche A Lender’s Tranche A Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Loans then outstanding).

SECTION 3. Amendment to Section 2.1. Section 2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

Subject to the terms and conditions hereof, the Tranche A Lenders severally agree to make loans (each, a “Tranche A Loan”) to the Borrower on the First Amendment Effective Date in a principal amount for each Tranche A Lender not to exceed the amount of the Tranche A Commitment of such Tranche A Lender. The Tranche A Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined and notified to the Administrative Agent in accordance with Sections 2.2 and 2.3.

SECTION 4. Amendment to Section 2.2. Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

Procedure for Borrowing. (a) The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated First Amendment Effective Date) requesting that the Lenders make the Tranche A Loans on the First Amendment Effective Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Tranche A Lender thereof. Not later than 12:00 Noon, New York City time, on the First Amendment Effective Date, each Tranche A Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Loan or Tranche A Loans to be made by such Tranche A Lender; provided, however, that, at the option of each Tranche A Lender that is an Existing Lender immediately prior to giving effect to this Amendment, all or a portion of the aggregate amount of Existing Loans of such Tranche A Lender may be converted to Tranche A Loans and applied toward satisfaction of the foregoing funding requirement. Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche A Lenders to prepay the Existing Loans outstanding on such date.

(b) Notwithstanding anything to the contrary in the Credit Agreement or this Amendment, the Interest Period in effect on the First Amendment Effective Date in respect of the Existing Loans that are being converted to Tranche A Loans on the First Amendment Effective Date (the “Current Interest Period”) will continue to be in effect for such Loans following the First Amendment Effective Date, and the initial Interest Period of any new Tranche A Loan funded on the First Amendment Effective Date will end on the last day of the Current Interest Period.

(c) Any Lender that has converted some but not all of its Existing Loans to Tranche A Loans on the First Amendment Effective Date shall be indemnified by the Borrower, with respect to the portion of the Existing Loans not converted to Tranche A Loans, as provided in Section 2.16 of the Credit Agreement, which indemnity amounts shall be paid to each such Lender on the First Amendment Effective Date; provided, however, if a Lender converts all of its Existing Loans to an equivalent amount of Tranche A Loans on the First Amendment Effective Date, the indemnification provided in Section 2.16(c) of the Credit Agreement shall not apply to such Lender on the First Amendment Effective Date.

SECTION 5. Amendments to Section 2.3. Section 2.3(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) The Tranche A Loan of each Tranche A Lender shall mature in 19 consecutive installments, commencing on February 20, 2004, each of which shall be in an amount equal to such Tranche A Lender’s Tranche A Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of the Tranche A Loans on the First Amendment Effective Date:

Installment	Percentage
February 20, 2004	0.25
May 20, 2004	0.25
August 20, 2004	0.25
November 20, 2004	0.25
February 20, 2005	0.25
May 20, 2005	0.25
August 20, 2005	0.25
November 20, 2005	0.25
February 20, 2006	0.25
May 20, 2006	0.25
August 20, 2006	0.25
November 20, 2006	0.25
February 20, 2007	0.25
May 20, 2007	0.25
August 20, 2007	0.25
November 20, 2007	0.25
February 20, 2008	0.25
May 20, 2008	0.25
June 17, 2008	95.50

SECTION 6. Amendments to Section 2.4. (a) Section 2.4(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of each Loan of such Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, referred to in Section 2.10.

(b) Section 2.4(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the First Amendment Effective Date or the making of the Tranche A Loans on the First Amendment Effective Date.

SECTION 7. Amendment to Section 2.7. Section 2.7(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Unless the Required Lenders and the Borrower shall otherwise agree and except as set forth in the proviso below, if on any date the Borrower shall receive Net Cash Proceeds from any sale by the Borrower of any Common Units (including any Common Units arising from the conversion of Class B Units or Subordinated Units into Common Units), Subordinated Units or Class B Units or from any redemption by WEG of any Acquired Interests, subject to the provisions of Section 2.13(c), on the third Business Day after receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to 50% of such Net Cash Proceeds (or such greater percentage thereof as is required to cause the Loan to Value Ratio, after giving effect thereto, not to exceed 1.00 to 2.00); provided, that if on any date during the Offering Period, the Borrower shall receive Net Cash Proceeds from the offering and sale of Common Units at a price of not less than $47.00 per Common Unit, subject to the provisions of Section 2.13(c), on the third Business Day after receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to (i) 12.5% of any such Net Cash Proceeds aggregating up to $200,000,000 (or such greater percentage thereof as is required to cause the Loan to Value Ratio, after giving effect thereto, not to exceed 1.00 to 2.00) and (ii) 50% of such Net Cash Proceeds in excess of $200,000,000 (or such greater percentage thereof as is required to cause the Loan to Value Ratio, after giving effect thereto, not to exceed 1.00 to 2.00). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

SECTION 8. Amendment to Section 3.16. Section 3.16 of the Credit Agreement is hereby amended in its entirety to read as follows:

Use of Proceeds. The proceeds of the Tranche A Loans shall be used to prepay the Existing Loans outstanding on the First Amendment Effective Date.

SECTION 9. Amendment to Section 6.1. (a) Section 6.1(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Borrower Leverage Ratio. Permit the Borrower Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Period	Borrower Leverage Ratio
October 1, 2003 through December 31, 2003	5.70 to 1.00
January 1, 2004 through March 31, 2004	5.35 to 1.00
April 1, 2004 through June 30, 2004	5.00 to 1.00
July 1, 2004 through September 30, 2004	4.50 to 1.00
October 1, 2004 through December 31, 2004	4.10 to 1.00
January 1, 2005 through March 31, 2005	3.80 to 1.00
April 1, 2005 through June 30, 2005	3.65 to 1.00
July 1, 2005 through September 30, 2005	3.40 to 1.00
October 1, 2005 through December 31, 2005	3.25 to 1.00
January 1, 2006 through March 31, 2006	3.10 to 1.00
April 1, 2006 through June 30, 2006	2.95 to 1.00
July 1, 2006 through September 30, 2006	2.80 to 1.00
October 1, 2006 through December 31, 2006	2.60 to 1.00
January 1, 2007 through March 31, 2007	2.50 to 1.00
April 1, 2007 through June 30, 2007	2.30 to 1.00
July 1, 2007 through September 30, 2007	2.15 to 1.00
October 1, 2007 and thereafter	2.10 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2003, December 31, 2003 and March 31, 2004, Borrower Free Cash Flow for the relevant period shall be deemed to equal Borrower Free Cash Flow for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

(b) Section 6.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Net Adjusted Leverage Ratio. Permit the Net Adjusted Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Period	Net Adjusted Leverage Ratio
October 1, 2003 through December 31, 2003	6.00 to 1.00
January 1, 2004 through March 31, 2004	6.00 to 1.00
April 1, 2004 through June 30, 2004	6.00 to 1.00
July 1, 2004 through September 30, 2004	6.00 to 1.00
October 1, 2004 through December 31, 2004	5.75 to 1.00
January 1, 2005 through March 31, 2005	5.60 to 1.00
April 1, 2005 through June 30, 2005	5.50 to 1.00
July 1, 2005 through September 30, 2005	5.40 to 1.00
October 1, 2005 through December 31, 2005	5.30 to 1.00
January 1, 2006 through March 31, 2006	5.25 to 1.00
April 1, 2006 through June 30, 2006	5.10 to 1.00
July 1, 2006 through September 30, 2006	4.90 to 1.00
October 1, 2006 and thereafter	4.75 to 1.00

SECTION 10. Joinder. From and after the First Amendment Effective Date, each Tranche A Lender executing and delivering a Tranche A Addendum in the form of Exhibit A hereto shall become a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the other provisions thereof.

SECTION 11. Conditions to Effectiveness. This Amendment shall become effective upon the date (the “First Amendment Effective Date”) on which the Administrative Agent shall have received:

(a) this Amendment, executed and delivered by a duly authorized officer of the Borrower;

(b) written consents to the execution of this Amendment (“Lender Consent Letters”) from Lenders constituting the Required Lenders;

(c) a Tranche A Lender Addendum executed and delivered by each Tranche A Lender and accepted by the Borrower;

(d) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of each of (i) Vinson & Elkins L.L.P., counsel to the Borrower and (ii) Lonny Townsend, general counsel of the Borrower, in each case, covering such matters relating to the Borrower, the Loan Documents and this Amendment as the Administrative Agent shall reasonably request;

(e) all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the First Amendment Effective Date;

(f) subject to Section 2.2 of the Credit Agreement, as amended hereby, satisfactory evidence that the outstanding principal amount of, and all accrued and unpaid interest and other amounts due and payable on, the Existing Loans shall have been paid in full with the proceeds of the Tranche A Loans or by the Borrower;

(g) a copy of the resolutions of the Board of Managers of the Borrower GP, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents, as so amended, certified by the secretary to such Board of Managers as of the First Amendment Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect; and

(h) a certificate duly executed by a Responsible Officer certifying that no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date or after giving effect to this Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective unless each of the foregoing conditions is satisfied at or prior to 5:00 p.m., New York City time, on December 22, 2003 and the amendments described herein shall not become effective.

SECTION 12. Representations and Warranties. To induce the Administrative Agent to enter into this Amendment and to induce the Lenders to consent thereto and the Tranche A Lenders to make the Tranche A Loans, the Borrower hereby represents and warrants to the Agents and all of the Lenders as of the First Amendment Effective Date that:

(a) The Borrower has the power and authority, and the legal right, to enter into this Amendment and the Loan Documents, as amended by this Amendment to perform. The Borrower has taken all necessary limited partnership action to authorize the execution, delivery and performance of this Amendment and the performance of the Loan Documents, as so amended.

(b) No consent, approval or authorization of, filing, registration or qualification with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Amendment or with the performance, validity or enforceability of this Amendment or the Loan Documents, as amended by this Amendment.

(c) This Amendment has been duly executed and delivered on behalf of the Borrower.

(d) This Amendment and each Loan Document, as amended by this Amendment, constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) The execution, delivery and performance of this Amendment and the performance of the Loan Documents, as amended by this Amendment, does not and will not (i) violate or conflict with any Requirement of Law, any Transaction Document or any organizational or other governing document of the Borrower or any of its Subsidiaries, (ii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under, any Contractual Obligation of the Borrower or any of its Subsidiaries which, in the case of any Subsidiaries, could, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in, or require the creation or imposition of any Lien upon, any Property of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law, any such Transaction Document, any such organizational or other governing document, or any such Contractual Obligation (other than the Liens created by the Security Documents) or (iv) result in the cancellation, modification, revocation or suspension of any License.

(f) Each of the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Loan Documents that is qualified by materiality is true and correct on and as of the First Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of such date, and each of the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Loan Documents that is not qualified by materiality is true and correct in all material respects on and as of the First Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date.

SECTION 13. Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with its terms.

SECTION 14. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 15. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	MAGELLAN MIDSTREAM MANAGEMENT, LLC, its general partner

By:
Name:
Title:

LEHMAN BROTHERS INC.,
as Arranger

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT A

TO FIRST AMENDMENT

FORM OF TRANCHE A LENDER ADDENDUM

December 17, 2003

Reference is made to the Credit Agreement, dated as of June 17, 2003, as amended by the First Amendment thereto, dated as of December 22, 2003 (the “First Amendment”) (as so amended and as otherwise amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Holdings, L.P. (f/k/a WEG Acquisitions, L.P.), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as Arranger, and Lehman Commercial Paper Inc., as Syndication Agent and Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Tranche A Lender Addendum by the parties hereto as provided in Section 11(c) of the First Amendment, the undersigned hereby becomes a Tranche A Lender under the Credit Agreement having the Tranche A Commitments set forth in Schedule 1 hereto, effective as of the First Amendment Effective Date.

Schedule 1 hereto sets forth the portion, if any, of the undersigned’s Tranche A Commitment that the undersigned wishes to satisfy by converting to Tranche A Loans an equivalent portion of the undersigned’s outstanding Existing Loans.

THIS TRANCHE A LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Tranche A Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Tranche A Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

Name of Lender

By:
Name:
Title:

Accepted and agreed:

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	MAGELLAN MIDSTREAM MANAGEMENT, LLC, its general partner

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as
Administrative Agent

By:
Name:
Title:

Schedule 1

TRANCHE A COMMITMENT [AND NOTICE ADDRESS]1

1.	Name of Lender:
[Notice Address:

Attention:
Telephone:
	Facsimile:		]

2.	Tranche A Commitment:	$

3.	Portion of Existing Loans to
	be converted to Tranche A Loans:	$

[1]	[If a new Lender]